Exhibit 10.24
FORM OF
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”), dated as of _________ __, 200_ (the “Effective Date”), is made by and between Avanir Pharmaceuticals, a California corporation having its principal offices at 101 Enterprise, Suite 300, Aliso Viejo, California (the “Company”) and __________ (“Employee”).
RECITALS
     A. It is expected that other entities or individuals may, from time to time, consider the possibility of acquiring the Company in a transaction that will result in a Change of Control (defined below), with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration may cause Employee to consider alternative employment opportunities. Accordingly, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control.
     B. The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to enter into this Agreement to provide incentives to Employee to continue in the service of the Company in the event of a Change of Control.
     C. The Board of Directors further believes that it is necessary to provide Employee with certain benefits upon termination of Employee’s employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed by the Company, notwithstanding the possibility of a Change of Control.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:
1.	Definitions.
     1.1 “Awards” means Employee’s outstanding stock options, restricted stock awards, restricted stock units, stock appreciation rights and other equity-based awards granted under the Company Equity Plans, in each case that remain outstanding immediately following a Change of Control.
     1.2 “Base Salary” means Employee’s gross monthly salary on the date of calculation, excluding bonus and other incentive compensation.
     1.3 “Cause” shall, if applicable, have the meaning set forth in the definitive written employment agreement between Employee and the Company (the “Employment Agreement”); provided, however, that if there is no Employment Agreement, or if the Employment Agreement does not define what shall constitute a termination for “cause” (or a substantially similar term), then “Cause” for purposes of this Agreement shall mean: (i) Employee’s material breach of this

Agreement or any confidentiality agreement between the Company and Employee; (ii) Employee’s failure or refusal to comply with the Company’s Employee Manual, the Company’s Code of Business Conduct and Ethics, or other policies or procedures established by the Company (iii) Employee’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) Employee’s misappropriation (or attempted misappropriation) of any of the Company’s funds or material property; (v) Employee’s conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) Employee’s willful misconduct or incompetence; (vii) Employee’s physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; or (viii) Employee’s death.
     1.4 “CCC” means the California Code of Civil Procedure.
     1.5 A “Change of Control” shall have occurred if, and only if:
          (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or
          (b) if those individuals who constituted the Board at the Effective Date cease to constitute a majority of the Board as a result of, or in connection with, a proxy solicitation made by a third party pursuant to Regulation 14A under the Securities Exchange Act of 1934; or
          (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company or of the securities of any other corporation resulting from such Transaction; or
          (d) all or substantially all of the assets of the Company are sold, liquidated or distributed, other than in connection with a bankruptcy, insolvency or other similar proceeding, or an assignment for the benefit of creditors.
     1.6 A “Change of Control Termination” shall have occurred if Employee’s employment by the Company, or any of its subsidiaries or affiliates, is terminated without Cause or Employee resigns in a Resignation for Good Reason, in either case within 12 months following the effective date of a Change of Control.
     1.7 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
     1.8 “Code” means the Internal Revenue Code of 1986, as amended.

     1.9 “Company Equity Plans” means the Company’s 1994 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan and 2005 Equity Incentive Plan, each as may be amended from time to time, and any stock option agreements, award notices, stock purchase agreements or other agreements or instruments executed and delivered pursuant thereto.
     1.10 “Release” means a general release, in the form attached hereto as Exhibit A, by Employee of all claims against the Company and its affiliates as of the date of the Change of Control Termination.
     1.11 “Resignation for Good Reason” means a resignation based on any of the following events, each of which shall constitute “Good Reason,” subject to the notice and cure provisions set forth below:
          (a) a material diminution in Employee’s authority, duties, or responsibilities;
          (b) a material diminution in Employee’s Base Salary;
          (c) a material change in geographic location at which the Employee must perform the services; or
          (d) any other action or inaction that constitutes a material breach of the terms of an applicable employment agreement.
     To constitute a Resignation for Good Reason: (i) Employee must provide written notice to the Company within 90 days of the initial existence of the event constituting Good Reason, (ii) Employee may not terminate his or her employment unless the Company fails to remedy the event constituting Good Reason within 30 days after such notice has been deemed given pursuant to this Agreement, and (iii) Employee must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to remedy the event constituting Good Reason.
     1.12 “Severance Payment” means severance pay in an amount equal to [24/12] months of Base Salary, plus an amount equal to the greater of (A) the aggregate bonus payment(s) received by Employee in the Company’s preceding fiscal year or (B) the target bonus amount, such payments to be paid in accordance with the terms in Section 2.1(b) below. Notwithstanding the foregoing, if the tenure of Employee’s employment with the Company at the time of termination is less than one year, then the bonus amount calculated under this Section 1.11 shall be pro rated for the partial year of service.
     1.13 “Severance Period” means the 12-month period following a Change of Control Termination.
2. Change of Control Termination.
     2.1 Payment upon Change of Control Termination. Subject to Sections 2.2 and 2.3, in the event of a Change of Control Termination:

          (a) The Company shall promptly pay Employee all accrued but unpaid Base Salary and all accrued but unused vacation time, each through the date of termination; and
          (b) The Company shall pay Employee the Severance Payment after the date of termination, which Severance Payment shall be payable in one lump-sum payment on the first payroll date that is 30 days after the date of such termination. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service, Employee is determined by the Company to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after Employee’s separation from service, or (2) Employee’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party; and
          (c) Employee may elect to continue insurance coverage as afforded to Employee according to COBRA at no cost to the Employee during the Severance Period. Nothing in this Agreement will extend Employee’s COBRA period beyond the period allowed under COBRA, nor is Company assuming any responsibility for Employee’s election to continue coverage; and
          (d) The vesting of all Awards shall accelerate in full and all rights of repurchase of Award shares shall immediately lapse.
     2.2 Employee Release. In consideration for the benefits set forth above in Sections 2.1(b), 2.1(c) and 2.1(d), following a Change of Control Termination, Employee shall execute and deliver the Release no later than 10 days after termination of employment. The Company shall have no obligation to pay or grant the benefits set forth in Sections 2.1(b), 2.1(c) and 2.1(d) if Employee does not execute and deliver the Release, or if Employee subsequently revokes, or attempts in writing to revoke, any portion of the Release.
     2.3 Other Benefits. In the event that the Employment Agreement provides for specific benefits upon a Change of Control and/or a Change of Control Termination that are materially more favorable to Employee than like benefits set forth herein, then Employee shall be entitled to those benefits set forth in the Employment Agreement in lieu of the lesser like benefits set forth herein.
3. Excise Tax Cutback.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this

Agreement or otherwise (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
          (i) If the Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the federal, state, and local income and employment taxes payable by Employee on the amount of the Payments that are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, then Employee shall be entitled to the full benefits payable under this Agreement.
          (ii) If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Payments shall not exceed the Threshold Amount. In such event, the payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The determination of the reduction shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of service, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of this determination, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the date of termination of service, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
          (b) For the purposes of this Section 3, “Threshold Amount” shall mean three times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder, less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Employee with respect to such excise tax.
4. Dispute Resolution Procedures. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS). The arbitration shall be held in Orange County, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Notwithstanding any rule of AAA or JAMS to the contrary, the provisions of Title 9 of Part 3 of the CCC including Section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCC. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all fees and costs incurred in pursuit of the claim (including reasonable attorneys’ fees) without regard to any statute, schedule, or rule of court purported to restrict such award.
5. At-Will Employment. Notwithstanding anything to the contrary herein, Employee reaffirms that Employee’s employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.
6. General Provisions.
     6.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-law principles.
     6.2 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof, provided, however, that the provisions of this Agreement shall inure to the benefit of, and be binding upon Employee’s estate.
     6.3 No Waiver of Breach. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.
     6.4 Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.
     6.5 Entire Agreement; Amendment. This Agreement, including Exhibit A, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, except those provisions of the Employment Agreement expressly referred to herein. This Agreement may be amended or supplemented only by writing signed by both of the parties hereto.
     6.6 Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

     6.7 Duplicate Counterparts. This Agreement may be executed in duplicate counterparts; each of, which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.
     6.8 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender.
     6.9 No Mitigation. No payment to which Employee is entitled pursuant to Section 2.1 hereof shall be reduced by reason of compensation or other income received by him for services rendered after termination of his employment with the Company.
     6.10 Withholding of Taxes. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.
     6.11 Drafting Ambiguities; Representation by Counsel. Each party to this Agreement and its counsel have reviewed and revised this Agreement and the Release. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Release or any of the amendments to this Agreement.

     In witness whereof, this Change of Control Agreement has been executed as of the date first set forth above.

AVANIR Pharmaceuticals
By:

Employee

(Signature)

(Print Name)

EXHIBIT A
GENERAL RELEASE
     This General Release (“Release”) is entered into effective as of __________ __, 200_, (the “Effective Date”) by and between Avanir Pharmaceuticals, a California corporation, having its principal offices at 101 Enterprise, Suite 300, Aliso Viejo, CA 92656 (the “Company”) and ______________, an individual residing at ______________ (“Employee”) with reference to the following facts:
RECITALS
     A. The parties hereto entered into a Change of Control Agreement dated _________ __, 200_ (“Agreement”), by which the parties agreed that in certain circumstances Employee would become eligible for severance payments following a termination of service in connection with a Change of Control and the reimbursement of certain insurance premiums in exchange for Employee’s release of the Company from all claims which Employee may have against the Company.
     B. The parties desire to dispose of, fully and completely, all claims that Employee may have against the Company in the manner set forth in this Release.
AGREEMENT
     1. Release. Employee, for himself/herself and his heirs, successors and assigns, fully releases, and discharges Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively “Agents”), and all entities related to each such party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rules, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended (“ADEA”).
     2. Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to Employee. Employee expressly waives all rights under §1542 of the Civil Code of the State of California, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.
     3. Waiver of Certain Claims. Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to 7 days after executing this Release.
     4. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.
     5. Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.
     6. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.
     7. Counterparts. This Release may be executed simultaneously in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.
     8. Dispute Resolution Proceedings. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in Orange County, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Notwithstanding any rule of AAA or JAMS to the contrary, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure (the “CCC”) including Section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCC. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all fees and costs incurred in pursuit of the claim (including reasonable attorneys’ fees) without regard to any statute, schedule, or rule of court purported to restrict such award.
     9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.
     10. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
     11. Amendment. This Agreement may be amended or supplemented only by writing signed by Employee and the Company.

Dated:
Employee Name